Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-231819 and 333-231819-08

 Ford Credit Auto Lease Trust 2022-A Investor Roadshow April 2022

Free Writing Prospectus Registration Statement No. 333-231819 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trust 2022-A (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-888-603-5847. 2

FCALT 2022-A Roadshow Transaction Issuer Participants Ford Credit Auto Lease Trust 2022-A Depositor Ford Credit Auto Lease Two LLC Servicer and Sponsor Ford Motor Credit Company LLC ("Ford Credit") Indenture Trustee U.S. Bank Trust Company, National Association Owner Trustee The Bank of New York Mellon Delaware Trustee BNY Mellon Trust of Delaware Accountants PricewaterhouseCoopers LLP Active Joint-Lead Managers Barclays Mizuho Securities Wells Fargo Securities Passive Joint-Lead Managers Deutsche Bank Securities Lloyds Securities Asset Representation Reviewer Clayton Fixed Income Services LLC 3

FCALT 2022-A Roadshow

Key Highlights

- **Ford Credit Auto Lease Trust 2022-A ("FCALT 2022-A") will issue notes with an aggregate initial principal amount of $1,207,060,000 or $1,508,830,000.[1] If the aggregate initial principal amount issued is:**
  - **$1,207,060,000, $1.00 billion of AAA-rated Class A notes[2], $69.44 million of AA+/Aa1 rated Class B notes, $85.66 million of A+/Aa2 rated Class C notes and $51.92 million of BBB/A2 rated Class D notes will be issued, or**
  - **$1,508,830,000, $1.25 billion of AAA-rated Class A notes[3], $86.80 million of AA+/Aa1 rated Class B notes, $107.08 million A+/Aa2 rated Class C notes and $64.90 million of BBB/A2 rated Class D notes will be issued**
  - **Offering will include fixed rate A-2a and floating rate A-2b notes which will be sized to demand; Class A-2b notes will not exceed $193.5 million if the aggregate initial principal amount issued is $1,207,060,000, or $242 million if the aggregate initial principal amount issued is $1,508,830,000. Floating rate notes will initially accrue interest based on 30-day average SOFR**
- **Total amount of hard credit enhancement (for either issuance)**
  - **Cash reserve (minimum 0.50%), subordination (15.95%) and overcollateralization (initial: 7.00% / target: 9.50%)**
  - **Class A Notes have initial hard credit enhancement of at least 23.45% and a target of 25.95%**

(1) The Sponsor will determine the aggregate initial principal amount of the notes to be issued on or before the day of pricing
(2) Includes $149 million of A-1 Notes rated A-1+/P-1
(3) Includes $186 million of A-1 Notes rated A-1+/P-1

4 | FORD CREDIT

FCALT 2022-A Roadshow Transaction Summary • FCALT 2022-A will be the 22nd public term ABS issuance from Ford Credit’s lease securitization program FCALT 2022-A will issue notes with an aggregate initial principal amount of $1,207,060,000 or $1,508,830,000(1) • • FCALT 2022-A will use a senior / subordinate, sequential pay structure pre-and post-event of default • Similar to prior Ford Credit lease securitizations, FCALT 2022-A will use an exchange note structure. The exchange note is secured by a reference pool of leases and leased vehicles • The fair value of the residual interest retained by the depositor, a wholly-owned affiliate of Ford Credit, will represent at least 5% of the sum of the fair values of the notes and the residual interest on the closing date • The cutoff date for the reference pool is April 1, 2022. The first payment date will be May 16, 2022 • Credit enhancement for the notes consists of overcollateralization, subordination, cash reserve and excess spread -Estimated excess spread per annum of 4.48%(2) The Sponsor will determine the aggregate initial principal amount of the notes to be issued on or before the day of pricing Excess spread is estimated as the discount rate used in the calculation of securitization value of 8.9%, less (a) the servicing fee of 1%, (b) an administrative fee of 0.01%, and (c) a projected weighted average coupon of the notes of 3.41% which assumes the Class A-2 notes are evenly split between fixed and floating rate notes. (1) (2) 5

FCALT 2022-A Roadshow Transaction Summary (Continued) a lease is the sum of the present values of (1) the remaining scheduled base monthly payments plus (2) the base residual value of the related leased vehicle • The principal amount of the notes will be based on the securitization value of the leases. The securitization value of The discount rate applied to each lease is the greater of (1) 8.90% and (2) its lease factor The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value(1). As a result, the base residual value of 81.22%(2) of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle Securitization value does not reflect the most recent ALG mark-to-market value --$89.8 million(3) higher than the base residual value of the reference pool – driven by strong used vehicle demand and higher auction values(4) • FCALT 2022-A provides robust disclosure of collateral performance Original pool characteristics, updated balances, credit loss and residual performance for prior FCALT transactions is shown in the Prospectus (Annex B) Ongoing quarterly supplemental and statistical reporting will be published on Ford Credit’s website and will include an updated payment schedule of the remaining leases, credit loss and residual performance Asset-level data about the reference pool for this securitization will be filed with the SEC on Form ABS-EE on a monthly basis (1) For a description of ALG base residual value, please refer to the endnote on slide 24 (2) Assumes the aggregate principal amount of notes issued is $1,207,060,000. If the aggregate principal amount of notes issued is $1,508,830,000, the base residual value of 81.23% of the leased vehicles in the reference pool by securitization value equal the ALG base residual value of the leased vehicle (3) Assumes the aggregate principal amount of notes issued is $1,207,060,000. If the aggregate principal amount of notes issued is $1,508,830,000, the most recent ALG mark-to-market is $111.8 million higher than the base residual value of the reference pool (4) See ‘Manheim Used Vehicle Index’ chart on slide 20 for historical used vehicle price performance trend 6

FCALT 2022-A Roadshow

Transaction Structure – $1.2 Billion Notes Issued[1]

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Class D Notes	Total
Principal Amount ($)	149,000,000	387,000,000		387,000,000	77,040,000	69,440,000	85,660,000	51,920,000	1,207,060,000
Class Split[2]	11.48%	29.82%		29.82%	5.94%	5.35%	6.60%	4.00%	93.00%
Expected Ratings (S&P / Moody's)	A-1+/P-1	AAA/Aaa		AAA/Aaa	AAA/Aaa	AA+/Aa1	A+/Aa2	BBB/A2	
Offering Type	Public	Public		Public	Public	Public	Public	Public	
WAL to Maturity (yrs.)[3]	0.25	1.07		1.77	2.16	2.30	2.45	2.58	
Benchmark	I-Curve	I-Curve	SOFR[4]	I-Curve	I-Curve	I-Curve	I-Curve	I-Curve	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	A/360	30/360	A/360	30/360	30/360	30/360	30/360	30/360	
Payment Frequency	Monthly	Monthly		Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (mos.)[3]	1 - 6	6 - 18		18 - 25	25 - 27	27 - 29	29 - 31	31 - 32	
Expected Final[3][5]	Oct - 2022	Oct - 2023		May - 2024	Jul - 2024	Sep - 2024	Nov - 2024	Dec - 2024	
Legal Final[5]	May - 2023	Oct - 2024		May - 2025	Jul - 2025	Aug - 2025	Oct - 2025	Dec - 2026	
ERISA Eligible	Yes	Yes		Yes	Yes	Yes	Yes	Yes	

(1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,207,060,000, is summarized below
(2) As a percent of initial total securitization value. Total may not sum due to rounding
(3) At pricing speed of 100% prepayment assumption to maturity
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event." in the prospectus.
(5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)

7 | FORD CREDIT

FCALT 2022-A Roadshow

Transaction Structure – $1.5 Billion Notes Issued[1]

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Class D Notes	Total
Principal Amount ($)	186,000,000	484,000,000		484,000,000	96,050,000	86,800,000	107,080,000	64,900,000	1,508,830,000
Class Split[2]	11.46%	29.83%		29.83%	5.92%	5.35%	6.60%	4.00%	93.00%
Expected Ratings (S&P / Moody's)	A-1+/P-1	AAA/Aaa		AAA/Aaa	AAA/Aaa	AA+/Aa1	A+/Aa2	BBB/A2	
Offering Type	Public	Public		Public	Public	Public	Public	Public	
WAL to Maturity (yrs.)[3]	0.25	1.07		1.77	2.16	2.30	2.45	2.58	
Benchmark	I-Curve	I-Curve	SOFR[4]	I-Curve	I-Curve	I-Curve	I-Curve	I-Curve	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	A/360	30/360	A/360	30/360	30/360	30/360	30/360	30/360	
Payment Frequency	Monthly	Monthly		Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (mos.)[3]	1 - 6	6 - 18		18 - 25	25 - 27	27 - 29	29 - 31	31 - 32	
Expected Final[3][5]	Oct - 2022	Oct - 2023		May - 2024	Jul - 2024	Sep - 2024	Nov - 2024	Dec - 2024	
Legal Final[5]	May - 2023	Oct - 2024		May - 2025	Jul - 2025	Aug - 2025	Oct - 2025	Dec - 2026	
ERISA Eligible	Yes	Yes		Yes	Yes	Yes	Yes	Yes	

(1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,508,830,000, is summarized below
(2) As a percent of initial total securitization value. Total may not sum due to rounding
(3) At pricing speed of 100% prepayment assumption to maturity
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event." in the prospectus.
(5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)

8 | FORD CREDIT

FCALT 2022-A Roadshow Class A-2a Fixed Rate and A-2b Floating Rate Notes • • Subject to demand, FCALT 2022-A will issue a fixed rate Class A-2a note and a floating rate Class A-2b note The Class A-2a and Class A-2b notes are collectively referred to as the "Class A-2 notes" and constitute a single class and have equal rights to payments of principal and interest, which will be made on a pro rata basis The allocation of the principal amount of the Class A-2 notes between the Class A-2a notes and the Class A-2b notes will be determined on or before the day of pricing Class A-2a and Class A-2b notes will each be sized to demand with the Class A-2b notes not to exceed $193.5 million if the aggregate initial principal amount issued is $1,207,060,000, or $242 million if the aggregate initial principal amount issued is $1,508,830,000 The Class A-2b notes will accrue interest at a floating rate based on a benchmark, which will initially be the 30-day average SOFR The benchmark may change in certain situations. For more information on how 30-day average SOFR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event" in the Prospectus • • 9

FCALT 2022-A Roadshow

Composition of the Reference Pool

If the Aggregate Principal Balance of the Notes Issued Is:	$1,207,060,000	$1,508,830,000
Number of leases	**42,527**	**53,158**
Initial total securitization value	**$1,297,915,203.47**	**$1,622,399,420.75**
Residual portion of initial total securitization value	**$817,591,764.59**	**$1,022,351,395.30**
Residual portion as a % of initial total securitization value	**62.99%**	**63.01%**
Base monthly payments plus base residual value	**$1,510,089,224.30**	**$1,887,788,433.83**
Base residual value	**$980,726,956.97** (1)	**$1,226,466,187.55** (2)
Weighted average original term(3)	**36.4 months**	**36.4 months**
Weighted average remaining term(3)	**24.3 months**	**24.3 months**
Weighted average FICO® score at origination(4)	**760**	**760**
Minimum discount rate	**8.90%**	**8.90%**

(1) The ALG base residual values for the leased vehicles in the reference pool are generally lower than the contract residual values of those vehicles. As a result, the base residual value of 81.22% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle. For a description of ALG base residual value, please refer to the endnote on slide 24

(2) The ALG base residual values for the leased vehicles in the reference pool are generally lower than the contract residual values of those vehicles. As a result, the base residual value of 81.23% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle. For a description of ALG base residual value, please refer to the endnote on slide 24

(3) Weighted by the securitization value of each lease on the cutoff date of April 1, 2022

(4) This weighted average excludes leases representing 6.20% if the aggregate principal balance of the notes issued is $1,207,060,000, and 6.17% if the aggregate principal balance of the notes issued is $1,508,830,000, of the initial securitization value that have lessees who did not have FICO® scores because they (a) are not individuals, or (b) are individuals with minimal or no recent credit history. For a description of FICO® scores, you should read "Sponsor and Servicer - Origination, Underwriting and Purchasing" in the prospectus

10 | FORD CREDIT

FCALT 2022-A Roadshow

Collateral Highlights

	FCALT 2022-A ($1.2B[1])	FCALT 2022-B ($1.5B[2])	FCALT 2021-B	FCALT 2021-A	FCALT 2020-B	FCALT 2020-A	FCALT 2019-B	FCALT 2019-A	FCALT 2018-B	FCALT 2018-A	FCALT 2017-B	FCALT 2017-A
Max 6-month Residual Maturities as a % Base Residual value[(3)]	30.06%	30.09%	34.05%	35.24%	31.66%	35.20%	32.72%	35.49%	38.27%	31.39%	33.37%	31.61%
Seasoning (months)	12.1	12.1	11.7	11.9	12.4	12.4	11.9	11.7	11.1	11.9	11.9	11.7
Model Diversification												
Top Model	24.06%	24.11%	22.95%	20.39%	19.87%	22.61%	27.27%	23.01%	21.74%	18.92%	19.76%	18.71%
Top 3 Models	49.21%	49.25%	52.71%	52.15%	52.07%	55.19%	58.53%	56.11%	58.42%	53.66%	55.54%	50.79%
SUVs and Trucks as % of Total Securitization Value[(4)]	30.72%	30.80%	32.71%	31.73%	33.60%	29.92%	34.50%	28.27%	26.22%	19.17%	19.47%	17.73%
Weighted Average FICO	760	760	759	758	755	754	754	754	751	754	751	747
Weighted Average LTV at Origination	94.69%	94.69%	92.77%	91.54%	91.38%	90.51%	90.89%	90.40%	91.67%	90.82%	92.44%	93.43%
Weighted Average PTI at Origination	7.83%	7.84%	7.76%	7.72%	7.48%	7.41%	7.26%	7.23%	7.31%	7.19%	7.32%	7.31%
Residual Portion of Securitization Value	62.99%	63.01%	64.26%	64.46%	64.24%	64.33%	64.36%	63.99%	62.45%	64.26%	64.59%	64.69%

(1) Assumes the aggregate initial principal balance of the notes to be issued is $1,207,060,000
(2) Assumes the aggregate initial principal balance of the notes to be issued is $1,508,830.000
(3) The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value. For a description of ALG base residual value, please refer to the endnote on slide 24
(4) For transactions prior to FCALT 2017-B, vehicle type reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes, as CUVs rather than SUVs

- Residual maturities have broad distribution
- Seasoned assets included in FCALT transactions
- Diverse model mix across CUV, Truck, SUV and Car platforms (detail on slide 12)
- Weighted average FICO® scores are consistently strong, increasing in recent transactions
- Residual portion of securitization value in line across recent transactions
- FCALT 2022-A securitization value does not reflect the most recent ALG mark-to-market value, which is $89.8 million[(1)] or $111.8 million[(2)] higher than the base residual value of the reference pool

11 | FORD CREDIT

FCALT 2022-A Roadshow

Collateral Highlights

Vehicle Type Diversification[1]



Truck
SUV
CUV
Car
17% 13% 13% 12% 10% 7% 5% 5%
55% 52% 57% 55% 58% 60% 65% 65%
5% 7% 5% 11% 8% 9% 11% 11%
23% 28% 25% 23% 23% 23% 19% 19%
2019-A
2019-B
2020-A
2020-B
2021-A
2021-B
2022-A $1.2B[2]
2022-A $1.5B[3]

Vehicle Models Diversification[1]



F-150
Explorer
Escape
Edge
Fusion
MKZ
Expedition
Nautilus
MKC
Other
23% 23% 24% 28% 28% 29% 29% 29%
15% 14% 15% 13% 12% 10% 9% 9%
18% 17% 17% 20% 20% 23% 24% 24%
23% 27% 23% 20% 20% 20% 16% 16%
2019-A
2019-B
2020-A
2020-B
2021-A
2021-B
2022-A $1.2B[2]
2022-A $1.5B[3]

(1) As a % of securitization value. Totals may not sum to 100% due to rounding
(2) Assumes the aggregate initial principal balance of the notes to be issued is $1,207,060,000
(3) Assumes the aggregate initial principal balance of the notes to be issued is $1,508,830,000

Geographic Diversification -- States[1]



MI
NY
NJ
OH
CA
FL
PA
Other
37% 34% 33% 34% 33% 32% 33% 34%
13% 13% 14% 14% 16% 15% 17% 17%
23% 22% 21% 20% 23% 21% 17% 17%
2019-A
2019-B
2020-A
2020-B
2021-A
2021-B
2022-A $1.2B[2]
2022-A $1.5B[3]

Commentary

- Vehicle type and model trends reflect discontinuation of most car models and continued strength in Trucks, SUVs and CUVs
- Top 5 state concentration largely consistent over period shown

12 | FORD CREDIT

FCALT 2022-A Roadshow Residual Maturity Vs. Enhancement Build – $1.2 Billion Issued(1) Notes Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(2) 20% 100% 18% 90% 16% 80% 14% 70% 12% 60% 10% 50% 8% 40% 6% 30% 4% 20% 2% 10% 0% 0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 Period (Months) Hard 'AAA' CE Car CUV SUV Truck (1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,207,060,000 is summarized below (2) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; assumes zero loss, zero prepays 13 Hard Credit Enhancement as a % of O/S Securitization Value % of Residuals Maturing Each Period Class A-1 Paid Down Class A-2 Paid Down Class A-3 Paid Down Class A-4 Paid Down

FCALT 2022-A Roadshow Residual Maturity Vs. Enhancement Build – $1.5 Billion Issued(1) Notes Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(2) 20% 100% 18% 90% 16% 80% 14% 70% 12% 60% 10% 50% 8% 40% 6% 30% 4% 20% 2% 10% 0% 0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 Period (Months) Hard 'AAA' CE Car CUV SUV Truck (1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,508,830,000 is summarized below (2) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; assumes zero loss, zero prepays 14 Hard Credit Enhancement as a % of O/S Securitization Value % of Residuals Maturing Each Period Class A-1 Paid Down Class A-2 Paid Down Class A-3 Paid Down Class A-4 Paid Down

FCALT 2022-A Roadshow Residual Maturity Vs. Enhancement Build (Continued) • The amortizing nature of the collateral, the sequential payment structure, the non-declining cash reserve account and overcollateralization are expected to result in credit enhancement increasing over time as a percent of the outstanding securitization value - As enhancement builds during the transaction, the amount of residual stress that each class can support increases • The residual maturities are well distributed, and a diverse mix of vehicle types mature in each period; maximum percentage of residual maturities in any 3-month period is 16.55% for the $1.2 billion(1) issuance and 16.49% for the $1.5 billion(2) issuance, similar to previous FCALT transactions • According to the modeled assumptions, the A-3 notes are expected to pay-off in month 27, after which the A-4 notes would have approximately 85% hard enhancement(3) (1) Assumes the aggregate initial principal balance of the notes to be issued is $1,207,060,000 (2) Assumes the aggregate initial principal balance of the notes to be issued is $1,508,830,000 (3) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays 15

FCALT 2022-A Roadshow

Residual Breakeven Analysis – $1.2 Billion Notes Issued[(1)]

The tables below show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses

Class A-1 Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	100.00%	100.00%	100.00%
80%	100.00%	100.00%	100.00%
90%	100.00%	100.00%	100.00%
100%	100.00%	100.00%	100.00%

Class A-2 Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	100.00%	100.00%	100.00%
80%	100.00%	100.00%	100.00%
90%	97.94%	99.19%	99.82%
100%	88.00%	89.11%	89.62%

Class A-3 Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	69.47%	68.79%	67.24%
80%	60.90%	60.23%	58.87%
90%	54.11%	53.58%	52.27%
100%	48.74%	48.20%	47.01%

Class A-4 Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	58.50%	57.37%	55.35%
80%	51.23%	50.20%	48.41%
90%	45.60%	44.67%	43.03%
100%	41.02%	40.18%	38.71%

Class B Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	46.63%	45.10%	42.60%
80%	40.85%	39.45%	37.20%
90%	36.32%	35.04%	33.02%
100%	32.68%	31.53%	29.66%

Class C Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	33.84%	31.93%	28.87%
80%	29.75%	27.90%	25.18%
90%	26.44%	24.77%	22.32%
100%	23.76%	22.26%	20.02%

Class D Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	26.27%	24.21%	20.85%
80%	23.16%	21.14%	18.16%
90%	20.65%	18.76%	16.07%
100%	18.56%	16.85%	14.40%

Assumptions:

- **0% prepayments**
- **40% / 40% / 20% (year 1 / 2 / 3) distribution for losses**
- **50% recovery of charge-offs (with a 4 month lag on credit loss recoveries)**
- **2 month lag on receipt of auction proceeds for residual**
- **Base net credit loss of 1% of initial total securitization value**
- **Estimated 4.48% excess spread per annum**
- **Includes 7.00% initial overcollateralization growing to a target of 9.50%, 15.95% of subordination for the Class A Notes, 10.60% of subordination for Class B Notes, 4.00% of subordination for the Class C Notes, and 0.50% cash reserve account**

(1) Information about each class of notes if the aggregate initial principal balance of the notes to be issued is $1,207,060,000 is summarized below
(2) After stress defaults

16 | FORD CREDIT

FCALT 2022-A Roadshow

Residual Breakeven Analysis – $1.5 Billion Notes Issued[(1)]

The tables below show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses

Class A-1 Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	100.00%	100.00%	100.00%
80%	100.00%	100.00%	100.00%
90%	100.00%	100.00%	100.00%
100%	100.00%	100.00%	100.00%

Class A-2 Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	100.00%	100.00%	100.00%
80%	100.00%	100.00%	100.00%
90%	97.90%	99.15%	99.79%
100%	87.96%	89.08%	89.59%

Class A-3 Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	69.44%	68.74%	67.23%
80%	60.86%	60.19%	58.83%
90%	54.08%	53.54%	52.23%
100%	48.71%	48.17%	46.98%

Class A-4 Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	58.51%	57.36%	55.34%
80%	51.22%	50.18%	48.40%
90%	45.59%	44.66%	43.02%
100%	41.01%	40.18%	38.70%

Class B Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	46.62%	45.08%	42.59%
80%	40.85%	39.44%	37.19%
90%	36.31%	35.03%	33.01%
100%	32.67%	31.52%	29.65%

Class C Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	33.78%	31.92%	28.87%
80%	29.72%	27.89%	25.18%
90%	26.43%	24.76%	22.31%
100%	23.76%	22.26%	20.02%

Class D Notes	Cumulative Net Credit Loss		
	1.00%	3.00%	5.00%
Turn in Rate[(2)]	1.00x	3.00x	5.00x
70%	26.21%	24.20%	20.84%
80%	23.10%	21.14%	18.15%
90%	20.65%	18.76%	16.06%
100%	18.55%	16.85%	14.39%

Assumptions:

- **0% prepayments**
- **40% / 40% / 20% (year 1 / 2 / 3) distribution for losses**
- **50% recovery of charge-offs (with a 4 month lag on credit loss recoveries)**
- **2 month lag on receipt of auction proceeds for residual**
- **Base net credit loss of 1% of initial total securitization value**
- **Estimated 4.48% excess spread per annum**
- **Includes 7.00% initial overcollateralization growing to a target of 9.50%, 15.95% of subordination for the Class A Notes, 10.60% of subordination for Class B Notes, 4.00% of subordination for the Class C Notes, and 0.50% cash reserve account**

(1) Information about each class of notes if the aggregate initial principal balance of the notes to be issued is $1,508,830,000 is summarized below
(2) After stress defaults

17 FORD CREDIT

FCALT 2022-A Roadshow Break-Even Analysis(1) Break-Even for FCALT 2022-A Compared to Historical Pool Performance Cumulative Residual Loss / (Gain)(2) Cumulative Return Rate 100% 100% Break-Evens assumes Return Rate of 100% Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) 80% 80% 60% 60% 40% 40% 20% 20% 0% Period (Months) 0% -20% 1 3 5 7 9 11 13 15 17 19 2018-A 2020-B 21 23 25 27 2018-B 2021-A 29 31 33 35 1 3 5 7 9 11 2017-B 2020-A 13 15 17 19 2018-A 2020-B 21 23 25 27 29 31 33 2017-A 2019-B 2018-B 2021-A 2019-A 2021-B 2017-A 2019-B 2017-B 2020-A 2019-A 2021-B (1) Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2022-A (2) W here two break-evens are shown, the first assumes $1,207,060,000 of notes are issued and the second assumes $1,508,830,000 of notes are issued 18 A-2 Break-Even = 89.62% / 89.59% A-3 Break-Even = 47.01% / 46.98% A-4 Break-Even = 38.71% / 38.70% B Break-Even = 29.66% / 29.65% C Break-Even = 20.02% D Break-Even = 14.40% / 14.39% Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) Period (Months)

FCALT 2022-A Roadshow Securitization Pool Cumulative Return Rate Performance Cumulative Residual Loss / (Gain)(1) Period (Months) Period (Months) Cumulative Net Credit Losses(2) Commentary 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 2017-A 2017-B 2018-A 2018-B 2019-A (1) As a percentage of initial base residual value; includes losses / (gains) on retained and returned vehicles (2) Total credit loss as a percent of initial total securitization value 19 0.60% 0.40% 0.20% 0.00% -0.20% Period (Months) 2019-B2020-A2020-B2021-A2021-B •For the performance in the pools above (2017-A to 2021-B): - Lifetime cumulative return rates range from 0% to 77%; recent low return rates have been impacted COVID-19 and historically high used vehicle values - Cumulative residual gains reflect recent strength in auction values - Net credit loss performance reflects lower losses on recently charged off leases 1.0% -2.0% -5.0% -8.0% -11.0% -14.0% -17.0% -20.0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B

FCALT 2022-A Roadshow U.S. Lease Portfolio – Originations Number of Leases Originated (000) • 2021 lease originations were lower than those through 2020, reflecting a lower Ford market share and lower Ford Credit lease financing share • Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales • Used vehicle values have increased significantly, reflecting lower new vehicle production due to shortages of semiconductors and strong used vehicle demand Avg. # of Leases Outstanding (000) 1,006 1,018 1,002 935 800 Source: 4Q2021 Lease Quarterly Statistical Information and Ford Credit. Rounded for display purposes Lease Share of Retail Sales (%) Manheim Used Vehicle Value Index • Ford Credit leasing, as a share of retail sales, has been consistent; remains below the industry 23% 16% 16% 14% 15% 14% Source: Manheim Consulting, March 2022 (January 2000 = 115.3) *Source: J.D. Power PIN 20 240 210 180 150 120 90 Jan-00 Jan-04 Jan-08 Jan-12 Jan-16 Jan-20 Industry* Ford Credit 27% 27% 26% 25% 20% 18% Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 377394 2017 2018 2019 2020 2021 337 265 223

FCALT 2022-A Roadshow

U.S. Lease Portfolio – Residual Performance*

		Year Ended December 31,				
		2021	2020	2019	2018	2017
Number of Leases Terminated		344,363	350,572	374,445	363,731	365,645
Number of Vehicles Returned and Sold		110,401	235,308	281,550	271,501	280,764
Return Rate		32.06	67.12	75.19	74.64	76.79
Vehicles Returned and Sold						
Average Adjusted MSRP		42,394	40,071	38,348	37,196	35,463
Average ALG Base Residual Value		19,436	18,558	18,181	17,973	17,531
Average Residual Loss/ (Gain)		(9,284)	(2,622)	(719)	(875)	(240)
Residual Loss/ (Gain) as a % of Adjusted MSRP [1]						
	Car	(20.19)	(5.84)	(1.96)	0.01	4.37
	CUV	(20.55)	(6.20)	(2.01)	(3.59)	(4.60)
	SUV [2]	(25.02)	(6.62)	(2.08)	(3.53)	(2.46)
	Truck	(19.69)	(7.31)	(1.16)	(2.97)	(3.61)
	Average	(21.90)	(6.54)	(1.87)	(2.35)	(0.68)
Residual Loss/ (Gain) as a % of ALG Base Residual Value [3]		(47.77)	(14.13)	(3.95)	(4.87)	(1.37)
Terminated Leases						
Average Contract Residual Value as a % of Adjusted MSRP [4]		52.30	52.33	53.79	54.81	56.08
Average ALG Base Residual Value as a % of Adjusted MSRP [5]		46.29	46.22	47.26	48.21	49.35
Contract Residual Value Higher/ (Lower) than ALG Base Residual Value		6.01	6.11	6.53	6.60	6.73

*See Appendix for endnotes

- Strong residual gains for the year ended 2021, reflect constrained new vehicle production due to shortages of semiconductors and strong used vehicle demand, leading to sharply higher auction values
- Rating agencies have historically applied stress in excess of 30% on Class A notes; significantly higher than Ford Credit's worst year in 2008 when the portfolio experienced residual losses of 18.26% (not shown)
- Rating agencies have historically applied residual value stress to all vehicles scheduled to be returned over the life of the transaction; periods of severe residual stress have historically been much shorter
- Rating agencies have historically assumed a 100% return rate, although Ford Credit's highest return rate was only 82.31% in 2008 (not shown)

21 | FORD CREDIT

FCALT 2022-A Roadshow

U.S. Lease Portfolio – Credit Performance*

	Year Ended December 31,				
	2021	2020	2019	2018	2017
Average number of leases outstanding[1]	799,725	934,812	1,002,301	1,018,021	1,005,542
Average portfolio outstanding (in millions)[2]	$24,199	$26,915	$27,885	$27,451	$26,586
Average number of delinquencies[3][4]					
31 - 60 days	4,355	5,727	7,105	7,509	7,731
61-90 days	536	776	695	731	870
91 - 120 days	67	129	49	52	98
Over 120 days	27	68	13	9	13
Average number of delinquencies as a percentage of average number of leases oustanding[3][4]					
31 - 60 days	0.54%	0.61%	0.71%	0.74%	0.77%
61-90 days	0.07%	0.08%	0.07%	0.07%	0.09%
91 - 120 days	0.01%	0.01%	0.00%	0.01%	0.01%
Over 120 days	0.00%	0.01%	0.00%	0.00%	0.00%
Aggregate balance of delinquent leases as a percentage of average portfolio outstanding[3][5]					
31 - 60 days	0.66%	0.67%	0.80%	0.85%	0.73%
61-90 days	0.08%	0.07%	0.08%	0.08%	0.08%
91 - 120 days	0.01%	0.01%	0.00%	0.00%	0.00%
Over 120 days	0.00%	0.00%	0.00%	0.00%	0.00%
Repossessions as a percentage of average number of leases outstanding	0.39%	0.50%	0.62%	0.69%	0.79%
Aggregate net losses (gains) (in millions)[5]	($7)	$42	$82	$86	$102
Net losses (gains) as a percentage of average portfolio outstanding[6]	-0.03%	0.15%	0.29%	0.31%	0.38%
Net losses (gains) as a percentage of gross liquidations[6][7]	-0.05%	0.35%	0.66%	0.72%	0.87%
Number of leases charged off	5,613	11,069	16,662	18,104	17,953
Number of leases charged off as a percentage of average number of leases outstanding	0.70%	1.18%	1.66%	1.78%	1.79%
Average net loss (gain) on leases charged off[5]	($1,162)	$3,759	$4,932	$4,769	$5,701

*See Appendix for endnotes

22 | FORD CREDIT

Appendix 23

FCALT 2022-A Roadshow Endnotes – ALG Base Residual Value The ALG base residual value for a leased vehicle is (a) the ALG residual value for the leased vehicle or (b) if the servicer does not have the ALG residual value for the leased vehicle, the oldest ALG mark-to-market that the servicer has for the leased vehicle. ALG residual values and ALG mark-to-market values represent ALG's forecasts of the value of used vehicles in the future. In making these forecasts, ALG takes into account a number of factors that will affect the value of each leased vehicle in the future, including the characteristics of the lease and the leased vehicle. ALG also makes predictions about a number of factors that affect the supply and demand for used vehicles and used vehicle pricing. None of these factors can be predicted with certainty. Some of these factors are impossible to quantify and may be significantly impacted by unanticipated events. For more information about these factors, you should read "Risk Factors – Residual value losses may result in losses on your notes" and "Risk Factors – Performance of the reference pool is uncertain and depends on many factors and may worsen in an economic downturn" in the prospectus. As a result, the ALG information cannot be relied on as fact. 24

FCALT 2022-A Roadshow Endnotes to Residual Table on Slide 21 For this table, “Terminated Leases" are leases for which (1) the related leased vehicle was returned during the period and sold by December 31, 2021, (2) the related leased vehicle was purchased under the lease during the period or (3) the lessee defaulted during the period (1) The percentage equivalent to the average residual loss (gain) for leased vehicles of each vehicle type that were returned and sold, divided by the average adjusted MSRP for those vehicles. The vehicle types do not include a small number of vehicles that are not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number (2) All Explorers and Escapes are classified as SUV regardless of model year (3) The percentage equivalent to the average residual loss (gain) for leased vehicles that were returned and sold, divided by the average ALG base residual value* for those vehicles (4) The percentage equivalent to the average contract residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles The percentage equivalent to the average ALG base residual value* for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles (5) * For a description of ALG base residual value, please refer to the endnote on slide 24 25

FCALT 2022-A Roadshow Endnotes to Credit Performance Table on Slide 22 (1) Average of the number of leases outstanding at the beginning and end of each month in the period (2) Average of the aggregate lease balance of leases outstanding at the beginning and end of each month in the period (3) The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees and accounts that have been repossessed or charged off (4) Average of the number of leases delinquent at the beginning and end of each month in the period. The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees (5) Aggregate balance at the end of the period over the aggregate balance of all leases outstanding at the end of the period (6) Net losses include the aggregate balance ((i) lease and other charges, plus (ii) external costs associated with repossession and disposition of vehicles incurred both before and after charge off, plus (iii) external costs associated with continued collection efforts incurred after charge off) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any earlier periods. Net losses also include the excess mileage charges and the estimated cost to repair any excess wear and use that the lessee does not pay when the vehicle is returned, less any amount received in the period for excess mileage and excess wear and use. In addition, net losses include the estimated loss recorded at the time a vehicle is repossessed and this estimated loss is adjusted to reflect the actual loss after the vehicle is sold. Realized losses for a securitized pool of leases for any period include the aggregate lease balance ((i) remaining total securitization value, (ii) external costs associated with repossession and disposition of vehicles incurred both before and after charge off and (iii) external costs associated with continued collection efforts incurred after charge off) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period. Therefore, realized losses for a securitized pool of leases may be higher or lower than net losses for those leases (7) Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a lease 26